Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK SELLS SEALINE
TO INVESTMENT GROUP

LAKE FOREST, Ill., Aug. 31, 2011 – Brunswick Corporation (NYSE: BC) today announced that it has sold its Sealine brand of boats, based in Kidderminster, UK, to The Oxford Investment Group. Terms of the transaction were not disclosed.  The Company is currently determining the amount of the restructuring charge associated with the transaction.

“This decision was part of our strategic review to further refine our product portfolio and to best concentrate our resources on our continuing brands and the marine segments in which we compete,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “A primary goal at Brunswick going forward is to better exploit our opportunities for organic growth and to gain share in the marketplace.  For the past several years, we have been steadily transforming our operating model and business structure to be more consistent with the changing marine market.  With the global presence of Sea Ray, Bayliner, Meridian, Hatteras and Boston Whaler, as well as our involvement in regional brands around the globe, Brunswick maintains its leading presence in the world’s marine markets.”

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com.

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